Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports 38% Revenue Growth
for Fiscal Year Ended April 30, 2017

Hackensack, NJ – July 27, 2017 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the fourth quarter and year ended April 30, 2017.

Fourth Quarter and Recent Business Highlights:

•	Record annual revenue of $15.4M, a 38% year over year increase

•	Record TOS segment revenue of $13.7M, a 49% year-over-year increase

•	Record annual TOS bookings, a 51% year over year increase

•	Opened new lab facility in Rockville, Maryland, doubling capacity, expanding revenue generating opportunities and reducing costs

•	Forecast for fiscal 2018 of at least 20% revenue growth and positive cash flow

Ronnie Morris, CEO of Champions, commented, “We delivered significant gains in revenue and bookings and narrowed our net loss, positioning the company for consistent profitability as we continue to grow in our next fiscal year. Demand for our products and services continues to expand as evidenced by fourth quarter revenue growth of 31%, annual revenue growth of 38%, and annual TOS revenue growth of 49%. At 38%, our revenue growth has far outpaced the minimal 3.2% growth in our largely fixed base of costs as we continue to manage our costs aggressively, reducing our full year operating loss by 50%. Additionally, we recently moved into our new lab facility which we expect will further reduce lab costs. As we look ahead, we are confident revenue will grow by at least 20% in fiscal 2018, setting the stage for continued rapid growth and cash flow positive results”.

Financial Results

For the fourth quarter of fiscal 2017, revenue was $3.7 million, as compared to $2.8 million for the fourth quarter 2016, an increase of 31.1%. Total operating expenses for the fourth quarter fiscal 2017 and 2016 was $6.1 million and $5.4 million, respectively, an increase of $700,000 or 12.9%. Revenue was $15.4 million and $11.2 million for the twelve months ended April 30, 2017 and 2016, respectively, an increase of $4.2 million or 37.8%.

For the fourth quarter of fiscal 2017 and 2016, Champions reported a loss from operations of $2.4 million and $2.6 million, respectively, a decrease of $200,000 or (7.3%). Excluding stock-based compensation of $761,000 and $509,000 for the three months ended April 30, 2017 and 2016,

Exhibit 99.1

respectively, Champions recognized a loss from operations of $1.6 million and $2.1 million for fourth quarter 2017 and 2016, respectively.

For the twelve months ended April 30, 2017 and 2016, Champions reported a loss from operations of $6.8 million and $10.3 million, respectively, a decrease of $3.5 million or (34.2%). Excluding stock-based compensation of $2.7 million and $2.6 million for the twelve months ended April 30, 2017 and 2016, Champions recognized loss from operations of $4.1 million and $7.7 million, respectively.

Net cash used in operations was $2.8 million and $6.4 million for the twelve months ended April 30, 2017 and 2016, respectively, a decrease of $3.6 million or (55.7%). The reduction in cash burn is the result of revenue growth and aggressive expense management.

The company ended the quarter with $3.3 million of cash and cash equivalents on the balance sheet.

Translational Oncology Services (TOS) revenue was $3.4 million and $2.3 million for the three months ended April 30, 2017 and 2016, respectively, an increase of $1.1 million or 48.9%. TOS revenue was $13.7 million and $9.2 million for the twelve months ended April 30, 2017 and 2016, respectively, an increase of $4.5 million or 48.7%. The increase is due to bookings growth in prior quarters, both in the number and size of the studies.

TOS cost of sales was $2.3 million and $1.9 million for the three months ended April 30, 2017 and 2016, respectively, an increase of $400,000, or 21.3%. TOS cost of sales was $8.3 million and $6.6 million for the twelve months ended April 30, 2017 and 2016, respectively, an increase of $1.7 million or 25.6%. For the three months ended April 30, 2017 and 2016, gross margin for TOS was 31.3% and 15.6%, respectively. For the twelve months ended April 30, 2017 and 2016, gross margin was 39.6% and 28.5%, respectively. The increase in TOS cost of sales was due to an increase in TOS studies. The improvement in gross margin was due to higher TOS revenue leveraged off the fixed cost component of the lab and effective management of the variable lab costs. Gross margin varies based on timing differences between expense and revenue recognition. While the gross margin improved, there are expenses incurred in advance of future revenue.

Personalized Oncology Services (POS) revenue was $366,000 and $585,000 for the three months ended April 30, 2017 and 2016, respectively, a decrease of $219,000 or (37.4%). POS revenue was $1.7 million and $2.0 million for the twelve months ended April 30 , 2017 and 2016, respectively, a decrease of $300,000 or (12.%). The decrease is primarily the result of the decline in implant and drug panel revenue of offset by an increase in sequencing revenue.

POS cost of sales was $266,000 and $441,000 for the three months ended April 30, 2017 and 2016, respectively, a decrease of $175,000, or (39.7%). POS cost of sales was $1.4 million and $2.1 million for the twelve months ended April 30, 2017 and 2016, respectively, a decrease of $700,000 or (31.8%). For the three months ended April 30, 2017 and 2016, gross margin for POS was 27.3% and 24.6%, respectively. For the twelve months ended April 30, 2017 and 2016, gross margin for POS was 16.7%.and negative (6.6%). The improvement is attributed to the increase in higher margin sequencing revenue and aggressively managing our lab costs.

Research and development expense was $1.0 million and $1.2 million for the three months ended April 30, 2017 and 2016, respectively, a decrease of $200,000, or (8.5%). Research and development expense was $4.3 million and $4.2 million for the years ended April 30, 2017 and 2016, respectively an increase of $100,000, or 2.4%. Sales and marketing expense for the three months ended April 30, 2017 and 2016 was $892,000 and $757,000 respectively, an increase of $135,000, or 17.8%.

Exhibit 99.1

The increase is due to commissions earned in the fourth quarter of fiscal 2017. Sales and marketing expense was $3.3 million and $3.4 million for the years ended April 30 2017 and 2016, respectively a decrease of $100,000, or (5.3%). General and administrative expense was $1.6 million and $1.1 million for the three months ended April 30, 2017 and 2016, respectively, an increase of $500,000 or 41.3%). The increase is due to a one time charge, resulting from an option grant modification, to stock based compensation. General and administrative expense was $5.0 million and $5.2 million for the years ended April 30, 2017 and 2016 respectively, a decrease of $200,000 or (4.1%). The decrease is primarily due to aggressive cost management.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its fourth quarter financial results. To participate in the call, please call 866-682-6100 (domestic) or 862-255-5401 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday July 31, 2017 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and twelve months ended April 30, 2017 and 2016. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

Exhibit 99.1

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2017 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Gain (Loss) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2017	2016	2017	2016
Net loss - GAAP	$(2,424)	$(2,574)	$(6,884)	$(10,446)
Less:
Stock-based compensation	761	509	2,662	2,599
Net loss - non-GAAP	$(1,663)	$(2,065)	$(4,222)	$(7,847)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2017	2016	2017	2016
EPS – GAAP	$(0.22)	$(0.30)	$(0.64)	$(1.20)
Less:
Effect of stock-based compensation on EPS	0.07	0.06	0.25	0.30
EPS - non-GAAP	$(0.15)	$(0.24)	$(0.39)	$(0.90)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2017	2016	2017	2016
TOS operating revenue	3,354	2,252	13,691	9,210
POS operating revenue	$366	$585	$1,720	$1,972
Total operating revenue	$3,720	$2,837	$15,411	$11,182
Cost of TOS	2,305	1,901	8,270	6,584
Cost of POS	266	441	1,433	2,102
Research and development	1,076	1,176	4,293	4,194
Sales and marketing	892	757	3,261	3,445
General and administrative	1,570	1,111	4,963	5,173
Loss from Operations	$(2,389)	$(2,549)	$(6,809)	$(10,316)
Other (Expense)	(23)	(9)	(56)	(38)
Net Loss before provision for income taxes	$(2,412)	$(2,558)	$(6,865)	$(10,354)
Income taxes	12	16	19	92
Net Loss	$(2,424)	$(2,574)	$(6,884)	$(10,446)

Condensed Consolidated Balance Sheets as of (Unaudited)

	April 30, 2017	April 30, 2016
Cash and cash equivalents	$3,295	$2,585
Accounts receivable	2,274	1,312
Other current assets	300	443
Total current assets	5,869	4,340

Restricted cash	150	150
Property and equipment, net	1,216	618
Other long term assets	107	—
Goodwill	669	669
Total assets	$8,011	$5,777
Accounts payable and accrued liabilities	$2,537	$2,167
Deferred revenue	4,910	3,139
Total current liabilities	7,447	5,306
Other Non-current Liability	164	233
Stockholders’ equity	400	238
Total liabilities and stockholders’ equity	$8,011	$5,777

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2017	2016
Cash flows from operating activities:
Net Loss	$(6,884)	$(10,446)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,662	2,599
Issuance of common stock for services	44	44
Depreciation and amortization expense	168	156
Allowance for doubtful accounts	24	30
Changes in operating assets and liabilities	1,146	1,209
Net cash used in operating activities	(2,840)	(6,408)

Cash flows from investing activities:
Purchases of property and equipment	(766)	(322)
Net cash used in investing activities:	(766)	(322)

Cash flows from financing activities:
Public Offering June 2016, net of financing costs of $742,000	4,340	—
Payment of issuance costs related to 2015 Private Placement	—	(18)
Capital lease payments	(24)	(24)
Net cash provided by (used in) financing activities:	4,316	(42)

Increase (decrease) in cash and cash equivalents	710	(6,772)
Cash and cash equivalents, beginning of period	2,585	9,357
Cash and cash equivalents, end of period	$3,295	$2,585